EXHIBIT 10.30

ALTERA CORPORATION

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into on March 13, 2006 and made effective as of November 30, 2005 (the “Effective Date”) by and between John Daane (hereinafter referred to as “Executive”) and Altera Corporation (the “Company”).

WHEREAS, Executive is employed by the Company as its Chief Executive Officer (“CEO”);

WHEREAS, the Company desires to continue to employ Executive as its CEO;

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel, and in this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s senior management to their assigned duties without distraction in the face of the possibility of a change in control of the Company;

WHEREAS, Executive and Company are parties to a Change of Control Severance Agreement and Severance Agreement (the “Original Agreements”), as amended, each dated as of November 30, 2000, and such Original Agreements expire November 30, 2005;

WHEREAS, Executive and Company wish to continue certain benefits contained in the Original Agreements; and

WHEREAS, the Company and Executive agree that Executive shall be eligible for severance under the circumstances set forth in this Agreement;

Accordingly, the parties agree as follows:

1. Term of Agreement. This Agreement shall commence on the Effective Date, and terminate on the date which is five (5) years following such date, unless the term of this Agreement is extended at the sole discretion of the Company’s Board of Directors. Nothing in this Agreement shall be construed as creating an obligation to extend the term of the Agreement.

2. Executive’s Eligibility for Severance. Executive shall be entitled to the “Severance Package” as defined in Section 3 of this Agreement if (but only if) the Company terminates Executive’s employment for reasons other than (A) Executive’s death, (B) for Cause, or (C) if Executive is eligible to receive the Change in Control Severance Package, as defined herein. Executive is not entitled to the Severance Package if Executive terminates his employment for any reason. In addition, as a condition of

Executive receiving the Severance Package, Executive and the Company agree to sign a release agreement in the form attached hereto as Exhibit “A” within thirty days of the effective date of Executive’s termination and prior to Executive receiving the Severance Package.

3. Severance Package. In the event Executive is entitled to the Severance Package pursuant to Section 2, above, it shall be payable within thirty days of Executive’s termination. The Severance Package shall consist of (i) payment equivalent to twenty-four months of Executive’s then-current base salary, and (ii) one year of accelerated stock vesting, which applies to all Executive’s restricted stock, stock options, or other equity in the Company. Subject to earlier termination of the stock options or other equity awards to the extent not assumed in connection with a merger of the Company or the sale of substantially all of the assets of the Company (as set forth in Section 12(c) of the Company’s 1996 Stock Option Plan, Section 21 of the 2005 Equity Incentive Plan or comparable provision of any successor equity incentive plan), Executive shall have one (1) year from the date of termination to exercise any stock options; provided that the exercise period for any stock option shall not be extended to cause the stock option to provide for the deferral of compensation under Code Section 409A (or any official guidance thereunder).

4. Change in Employment Status.

(a) Any termination of Executive’s employment following a Change in Control, as such term is defined herein, by the Company or by Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 9, which notice shall specify the effective date of such termination and specify the provisions of this Agreement, if any, upon which such termination is based.

(b) Executive shall be entitled to the benefits provided in Section 5 if (but only if) within 24 months following a Change in Control one or more of the following events (the “Trigger Events”) occur: (i) the Company terminates Executive’s employment with an effective date within such 24 month period for reasons other than (A) Executive’s death or (B) for Cause, (ii) Executive is reassigned by the Company to a position other than CEO and Executive terminates his employment with an effective date within 90 days of such reassignment; or (iii) the Company moves its headquarters more than 60 miles from the location of its present headquarters and Executive terminates his employment with an effective date within 90 days of such move. In addition, as a condition of Executive receiving the Change in Control Severance Package, Executive and the Company agree to sign a release agreement in the form attached hereto as Exhibit “A” within thirty days of the effective date of Executive’s termination and prior to Executive receiving the Change in Control Severance Package.

5. Severance Upon the Occurrence of a Trigger Event. In the event of the occurrence of a Trigger Event, Executive shall receive from the Company within thirty (30) days of the date of termination the “Change in Control Severance Package”, as hereinafter defined. The Change in Control Severance Package shall consist of (i) payment equivalent to twenty-four months of Executive’s then-current base salary, (ii) a bonus equivalent to two times Executive’s target bonus for the fiscal year in which the Change in Control occurs, and (iii) accelerated vesting of all restricted stock, stock options or other equity in the Company which have been granted or issued at least six months prior to the Change in Control. Subject to earlier termination of the stock options or other equity awards to the extent not assumed in connection with a merger of the Company or the sale of substantially all of the assets of the Company (as set forth in Section 12(c) of the Company’s 1996 Stock Option Plan, Section 21 of the 2005 Equity Incentive Plan or comparable provision of any successor equity incentive plan), Executive shall have one (1) year from the date of termination to exercise any stock options for which vesting is accelerated pursuant to subsection (iii); provided that the exercise period for any stock option or other equity award shall not be extended to any extent such extension would cause the stock option or equity award to provide for the deferral of compensation under Code Section 409A (or any official guidance thereunder). The Change in Control Severance Package (or Limited Payment Amount, as defined in Section 6) provided for herein shall be paid in lieu of any other severance to Executive, including but not limited to the benefits described in Section 3 hereof.

6. Limits on Amounts Payable.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to Section 5 of this Agreement (“Payment” or “Payments”), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received all of the Payments (any such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those Payments which are not payable in cash, and then (ii) by reducing or eliminating cash Payments. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits set forth in Section 5.

(b) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by a nationally recognized accounting firm that is the Company’s independent accounting firm as of the date of the Change of Control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Executive within five (5) days of Executive’s termination date, if applicable, or such other time as requested by the Company or by Executive (provided

Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive.

7. Certain Definitions. As used herein, the following terms shall have the following respective meanings:

(a) Change in Control. A “Change in Control” shall occur or be deemed to have occurred only if any of the following events occur:

(i) any “person” as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than (A) the Company, (B) any “group” including Executive, (C) any employee benefit plan of the Company, or (D) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate more than 50% of either (A) the total combined voting power of the Company’s then outstanding stock or (B) the total fair market value of the Company’s then outstanding stock;

(ii) The consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, other than (A) a merger or consolidation which would result in the stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into stock of the surviving entity) 50% or more of the total combined voting power and the total combined fair market value of the stock of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) The complete liquidation of the Company or the consummation of the sale, lease, exchange or disposition by the Company of all or substantially all of the Company’s assets.

(b) Disability. If, in the sole opinion of the Company, Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than ninety (90) days in the aggregate in any twelve-month period, then, to the extent permitted by law, Company may terminate Executive’s employment. Nothing in this Section shall affect Executive’s rights under any disability plan in which he is a participant. If the Company terminates Executive’s employment pursuant to this provision within 24 months following a Change of Control, Executive shall receive the Change of Control Severance Package provided in this Agreement. If Executive elects to receive disability benefits due to a Disability, such election shall not prohibit Executive from receiving the benefits pursuant to Section 3 or Section 5 above.

(c) Cause. The following shall constitute “Cause” for termination:

(i) Executive’s deliberate dishonesty with respect to the Company or any subsidiary or affiliate thereof;

(ii) Executive’s conviction of a crime involving moral turpitude; or

(iii) Executive’s commission of criminal acts pertaining to the Company or any of its affiliates or shareholders; material and fraudulent falsification; embezzlement or unauthorized conversion of property; violation of conflict of interest or vendor relations policies; or willful disclosure of trade secrets or other information likely to be used to the detriment of the Company.

8. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall entitle Executive to severance from the Company in the same amount and on the same terms as Executive would be entitled if Executive were eligible pursuant to Section 2 or Section 4 herein for the Severance Package. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or if there is no such designee, to Executive’s estate.

9. Notice. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered (a) by hand or (b) by a nationally recognized overnight courier service or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of actual receipt of notice by any permitted means, or five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this section.

Company’s Notice Address:

Katherine E. Schuelke

Vice President, General Counsel and Secretary

101 Innovation Drive

San Jose, CA 95134

Executive’s Notice Address:

John Daane

156 Highland Avenue

Los Gatos, CA 95030

10. At-Will Employment Status: As set forth in detail in the Company’s Employee Handbook, Executive’s employment with the Company is “at-will”. This means that Executive is free to resign at any time and the Company is free to terminate Executive’s employment at any time for any reason, with or without advanced notice. Executive’s “at-will” status cannot be altered except in a writing which has been approved by the Board of Directors of the Company.

11. Deferred Compensation Limitations. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under the Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of publicly-traded companies); in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of Executive’s separation from service, or, if earlier, the date of death.

12. Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(c) No waiver by Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provisions at any subsequent time.

(d) This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this Section will be binding upon all parties hereto and each of their respective successors and assigns.

(e) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(f) Any payment provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(g) The Company shall do, make, execute and deliver all such additional and further acts, things, assurances and instruments as Executive may reasonably request in order to assure Executive his rights hereunder and to carry into effect the provisions and intent of this Agreement. The Company shall upon Executive’s request, convert any options which are incentive stock options into nonqualified options and shall amend any outstanding option agreements in a manner consistent with this Agreement.

13. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

14. Acknowledgement. Executive acknowledges that he has had the opportunity to consult legal counsel concerning this Agreement, that Executive has read and understands the Agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

ALTERA CORPORATION, a Delaware corporation		JOHN DAANE

Date:	March 13, 2006	Date:	March 13, 2006

By:	/s/ William E. Terry		/s/ John Daane
Name:	William E. Terry
Title:	Chairman, Compensation Committee

Exhibit A

RELEASE AND WAIVER OF CLAIMS

In exchange for the Severance Package, as defined in Section 3 of the Altera Corporation Severance Agreement, to which this release is attached, Executive and the Altera Corporation (“the Company”) enter into the following mutual release and waiver.

Executive hereby releases, and forever discharges Altera Corporation (the “Company”) and any of the Company’s parent, subsidiary, joint venture or affiliated companies or entities, and any of its for their officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date Executive signs this Release with respect to any claims relating to his employment and the termination of his employment, including but not limited to; any and all such claims and demands directly or indirectly arising out of or in any way connected with his employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, any other ownership interests in the Company, fringe benefits, expense reimbursements, severance benefits; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act; the Family and Medical Leave Act; the California Family Rights Act; or the California Labor, Civil and Business and Professions Codes; any claims based in tort or contract; or, claims of discrimination harassment, fraud, emotional distress, or breach of the implied covenant of good faith and fair dealing.

Similarly, the Company releases, and forever discharges Executive from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date the Company signs this Release with respect to any claims relating to Executive’s employment and the termination of his employment.

Both Executive and the Company acknowledge and understand that they are waiving any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar provision of law of any other state or territory of the United States or other jurisdiction to the following effect: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Executive and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

Executive acknowledges that, among other rights, he is waiving and releasing any rights he may have under the Age Discrimination Employment Act (“ADEA”), that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this Release is executed; (b) he has the right to consult with an attorney prior to executing this Release (although he may choose voluntarily not to do so); (c) he has twenty-one (21) days from the date he receives this Release, in which to consider this Release (although he may choose voluntarily to execute this Release earlier); (d) he has seven (7) days following the execution of this Release to revoke his consent to the agreement; and (e) this Release shall not be effective until the seven (7) day revocation period has expired.

ALTERA CORPORATION, A Delaware corporation	EXECUTIVE

Date:	Date:

By:
Name:
Title: